Exhibit 10.2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 3, 2003, is made by and among HealthGate Data Corp., a Delaware corporation (the “Company”), and the investors listed on Exhibit A (the “Schedule of Investors”) attached hereto (each an “Investor” and collectively, the “Investors”).

RECITALS:

WHEREAS, each Investor desires to purchase from the Company, and the Company desires to sell to each Investor, the number of shares of Common Stock, par value $0.03 per share, of the Company (the “Common Stock”) specified opposite such Investor’s name on the Schedule of Investors;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SALE OF COMMON STOCK; CLOSING

1.1                                 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue and sell to each Investor, and each Investor will purchase from the Company, the number of shares of Common Stock specified opposite such Investor’s name on the Schedule of Investors, at a purchase price of $1.20 per share (the “Purchase Price”).  The shares of Common Stock to be purchased by the Investors pursuant to this Agreement are hereinafter referred to, collectively, as the “Shares.”

1.2                                 Payment of Purchase Price into Escrow.  On the terms and subject to the conditions of this Agreement, upon execution of this Agreement by each Investor, each such Investor shall remit to Bass, Berry & Sims PLC by wire transfer of funds the aggregate Purchase Price payable for the Shares agreed to be purchased hereunder by such Investor as indicated on the Schedule of Investors, with such amount to be held by Bass, Berry & Sims PLC in escrow until the Closing.

1.3                                 Closing. The closing for the purchase and sales of Shares contemplated under Section 1.1 (the “Closing”) will take place at the offices of Rich May, a Professional Corporation, 176 Federal Street, Boston, Massachusetts, or at such other place as the Investors and the Company shall mutually agree, at 10:00 A.M. local time, on October 27, 2003 (the “Closing Date”).  At the Closing, subject to the satisfaction or waiver of the conditions precedent to Closing listed in Sections 5.1 and 5.2, Bass, Berry & Sims PLC, as escrow agent for, and on behalf of, the Investors shall pay the aggregate Purchase Price by wire transfer of funds to such accounts as the Company may reasonably direct by written notice delivered to Bass, Berry & Sims PLC by the Company at least three (3) Business Days before the Closing Date in the aggregate amount for the Shares specified on the Schedule of Investors.  Simultaneously, the Company will issue to each Investor the number of Shares designated in the

Schedule of Investors to be purchased by each Investor from the Company, free and clear of all liens, by delivering to each Investor certificates, registered in the name of the Investor, evidencing the Shares to be purchased by such Investor from the Company as designated in the Schedule of Investors. At the Closing, there shall also be delivered to the Company and each Investor the opinions, certificates and other documents and instruments to be delivered under Article IV.

ARTICLE II

COMPANY REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to the Investors that, except as set forth on the Schedule of Exceptions attached hereto, specifically identifying the relevant sections of this Article II to which each such exception relates, which exceptions shall be deemed to modify the representations and warranties made hereunder:

2.1                                 Organization; Power; Good Standing; Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite legal and corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted, to execute and deliver this Agreement, to issue the Shares, and to carry out the provisions of this Agreement.  The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in the Commonwealth of Massachusetts and each other jurisdiction in which the failure to qualify would have a material adverse effect on (a) the business, assets or properties (including intangible assets or properties), liabilities, results of operations or financial condition of the Company, or (b) the ability of the Company to perform its obligations under this Agreement.

2.2                                 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance and delivery of the Shares being issued hereunder has been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered, will constitute the valid and legally binding obligation of the Company, enforceable in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.  The Company’s execution, delivery and performance of this Agreement and the Company’s consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate action required of the Company by applicable law, its certificate of incorporation or bylaws.

2.3                                 Valid Issuance of Shares. The Shares being issued to the Investors hereunder, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable, and will be free of all encumbrances and restrictions on transfers other than those under applicable federal and state securities laws.

2.4                                 Consents. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority or other person or third party (other than the Company’s Board of Directors) is required on the part of the Company in connection with the Company’s valid execution, delivery, or performance of this Agreement or the issuance of the Shares by the Company, except for filings pursuant to the Act and applicable blue sky laws, which filings may properly be effected after the Closing.

2.5                                 Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

2.6                                 Financial Statements; SEC Reports.

(a)                                  Since January 2000, Company has filed with the Securities and Exchange Commission (“SEC”) all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy materials, registration statements and other materials required to be filed by it pursuant to the federal securities laws and has made all other filings with the SEC required to be made (collectively, the “SEC Filings”).  The SEC Filings did not, as of their respective filing dates, mailing dates or effective dates, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The audited and unaudited consolidated financial statements of Company included in the SEC Filings fairly present the financial position of Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and changes in financial position for the respective periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements or notes thereto).  The foregoing sentence is subject, in the case of the unaudited financial statements, to normal year-end audit adjustments.

(c)                                  Since June 30, 2003, there has not beenany change in the assets, liabilities, financial condition, or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the period ended June 30, 2003 (except changes in the ordinary course of business or consistent with Company’s historical results) or any other event or condition of any character that would have a material adverse effect on (a) the business, assets or properties (including intangible assets or properties), liabilities, results of operations or financial condition of the Company, or (b) the ability of the Company to perform its obligations under this Agreement.

2.7                                 Private Offering. Subject in part to the truth and accuracy of the representations of the Investors set forth in this Agreement, the issuance of the Shares as contemplated by this Agreement is exempt from the registration requirements of the Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.8                                 Capitalization.  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”).  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights.  As of the date of this Agreement, 4,261,606 shares of Common Stock were issued and outstanding, 1,112,915 shares of Common Stock are issuable pursuant to outstanding stock options issued and an additional 233,467 shares of Common Stock are reserved for issuance under the Company’s Amended and Restated 1994 Stock Option Plan (excluding options issuable to the directors, officers and employees of EBM Solutions, Inc. upon the Closing of that certain Asset Purchase Agreement of even or near even date herewith by and among EBM Solutions, Inc. and the Company (the “Asset Purchase Agreement”)) and no shares of Preferred Stock were issued and outstanding.  Except as described in this Section 2.8, and except for a warrant issuable to EBM Solutions, Inc. for 333,333 shares of Common Stock and a warrant issuable to Duke University Medical Center for 30,000 shares of Common Stock, no shares of capital stock or other equity securities of the Company are authorized and there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, SARs, stock-based performance units, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, unit, commitment, agreement, arrangement or undertaking.

2.9                                 Litigation.   Except as set forth in the SEC Filings, there is no Litigation pending or, to the Company’s Knowledge, threatened against the Company, including, without limitation, any Litigation: (a) that questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby or (b) that might result, either individually or in the aggregate, in any Material Adverse Effect on the Company.  The Company is not a party to or, to its Knowledge, named in or subject to, any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. There is no Litigation by the Company currently pending or that the Company currently intends to initiate. As used herein (i) the term “Litigation” means any suit, action, cause of action (whether at law or in equity), arbitration, claim, complaint, proceeding, investigation or criminal prosecution, and (ii) the term “Knowledge” or “Known” means those facts that are known or should reasonably have been known by any officer of the Company, in each case after such inquiry as is reasonable in connection with the transactions contemplated by this Agreement and with the performance of his or her duties and responsibilities as an officer of the Company.

2.10                           Brokers.  The Company has not sought the services of, engaged or paid, and is not liable for any fees to, a broker, underwriter or a finder in connection with the proposed sale or purchase of the Shares.

2.11                           Noncontravention.  Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of its certificate of incorporation or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject.

2.12                           Full Disclosure.  The Company has made available to the Investors with all information which the Investors have requested for deciding whether to enter into this Agreement.  Neither this Agreement nor the Exhibits or schedules hereto contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor, severally but not jointly, hereby represents and warrants to the Company as follows:

3.1                                 Purchase Entirely for Own Account. This Agreement is made with the Investors in reliance upon the Investors’ representation to the Company, which by each Investor’s execution of this Agreement such Investor hereby confirms, that such Investor is acquiring the Shares for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, each Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

3.2                                 Disclosure of Information. The Company has provided the Investor with all information the Investor has requested for deciding whether to acquire the Shares.  Each Investor further represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Act”) and has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Article II of this Agreement or the right of the Investors to rely thereon.  Each Investor acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

3.3                                 Restricted Securities.  Each Investor understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances.

3.4                                 Further Limitations on Disposition. Without in any way limiting the above, each Investor agrees not to make any disposition of all or any portion of the Shares unless, and until the transferee has provided in writing for the benefit of Company representations substantially similar to those set forth in this Article III, and:

(a)                                 There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)                                (i)                                     Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act.

3.5                                 Legend. Each Investor acknowledges that the certificate evidencing the Shares shall bear a legend substantially as follows:

“The shares represented by this Certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended, and applicable state securities laws.  Such shares may not be sold or transferred in the absence of such registration or unless the Company receives an opinion of counsel reasonably acceptable to it stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of said Act, and applicable state securities laws.  Copies of the agreements covering the purchase of these shares and restricting their transfer may be obtained at no cost by written request made by the holder of record of this Certificate to the Secretary of the Company at the principal executive offices of the Company.”

3.6                                 Brokers. No Investor has not sought the services of, engaged or paid, and is not liable for any fees to, a broker, underwriter or a finder in connection with the proposed sale or purchase of the Shares.

3.7                                 Risk of Loss.  Each Investor understands that the operation of the Company’s business is subject to numerous risks and that the Shares are a speculative investment that involves a high degree of risk of loss of the entire investment therein.  Each Investor is cognizant of and understand such risks, including without limitation those risks described in the Company’s SEC Filings.

ARTICLE IV

DELIVERIES AT CLOSING

At or before the Closing, each of the following shall be (or shall have been) delivered to the Investors:

4.1                                 Opinion of Counsel.  An opinion of Rich May, a Professional Corporation, counsel to the Company, dated the Closing Date, in the form attached hereto as Exhibit B.

4.2                                 Good Standing Certificates.  (a) Copies of the certificate of incorporation, including all amendments thereto, of the Company certified by the Secretary of State of the State of Delaware, and (b) certificates from the applicable Secretary of State of the State of Delaware to the effect that the Company is in good standing or subsisting in such jurisdiction.

4.3                                 Registration Rights Agreement.  The Registration Rights Agreement attached hereto as Exhibit C, executed by the Company (the “Registration Rights Agreement”).

4.4                                 Delivery of Certificates.  A copy of the Company’s letter of instruction to its transfer agent directing such transfer agent to issue to the Investors duly executed certificates representing the Shares being purchased by the Investors.

4.5                                 Consents and Approvals.    Evidence that the Company have obtained all consents and approvals and completed all filings under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1                                 Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the transactions contemplated hereby shall be subject to the satisfaction as of the Closing of the following conditions: (i) no Litigation by any third party or governmental authority with respect to the transactions contemplated hereby shall be pending or threatened in writing; and (ii) no injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any governmental authority challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions; and (iii) the purchase and sale of assets and related transactions, other than the purchase and sales of the Shares hereunder, contemplated under the Asset Purchase Agreement shall have been consummated.

5.2                                 Conditions to Obligations of the Investors. The obligations of each Investor to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived in writing by such Investor:

(a)                                  Conduct of Business in Ordinary Course. The Company shall have carried on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill, assets or business shall not be impaired in any material respect at the Closing Date.

(b)                                 No change, effect, matter, event, occurrence or circumstance shall have occurred and be continuing with respect to the Company that has or would reasonably be expected to have a material adverse effect on (i) the business, assets or properties (including intangible assets or properties), liabilities, results of operations or financial condition of the Company, or (ii) the ability of the Company to perform its obligations under this Agreement.

(c)                                  Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, and the Investor shall have received a certificate signed on behalf of the Company to such effect and such certificate shall be deemed to be a representation and warranty of the Company as of the time immediately preceding the Closing.

(d)                                 Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Investor shall have received a certificate signed on behalf of the Company to such effect.

(e)                                  Registration Rights Agreement. The Company shall have entered into the Registration Rights Agreement.

(f)                                    Delivery of Other Closing Documents. The Investors shall have received all documents and other items to be delivered under Article IV hereof.

5.3                                 Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived in writing by the Company:

(a)                                  Representations and Warranties. The representations and warranties of the Investors set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date.

(b)                                 Payment of Purchase Price.  The Company shall have received at or before the Closing the aggregate Purchase Price for the Shares in immediately available funds.

ARTICLE VI

MISCELLANEOUS

6.1                                 Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a)	If to the Company:	with a copy to:

	HealthGate Data Corp.	Rich May, a Professional Corporation
	25 Corporate Drive	176 Federal Street
	Burlington, Massachusetts 01803	Boston, Massachusetts 02110
	Fax: (781) 685-4040	Fax: (617) 556-3890
	Attention: William S. Reece	Attention: Stephen M. Kane, Esq.

(b)	If to the Investors: Such Investor’s address set forth on the Schedule of Investors.

Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) three (3) days after the date of mailing if sent by certified or registered mail, (iii) one (1) day after date of delivery to the overnight courier if sent by overnight courier or (iv) the next succeeding business day after transmission by facsimile.

6.2                                 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

6.3                                 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on the Company only if such amendment or waiver is set forth in a writing executed by the Company and Investors holding at least a majority of the Shares. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

6.4                                 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

6.5                                 Construction. This Agreement and the transactions contemplated hereby will be governed and construed by and enforced in accordance with the laws of the State of Delaware.

6.6                                 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party.

6.7                                 Entire Agreement. This Agreement, the Recitals and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

6.8                                 Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including, without limitation, all legal and accounting expenses related thereto.

6.9                                 Authority to Act. Any individual executing this Agreement on behalf of a business organization does hereby represent and warrant that he or she has implied or express authority to enter into this Agreement on behalf of such business organization which he or she represents.

6.10                           Attorneys’ Fees. In the event litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party all attorneys’ fees reasonably incurred by such prevailing party in the litigation.

6.11                           No Third Party Benefits.  This Agreement is entered into solely for the benefit of the Company and the Investors, and nothing in this Agreement will be construed as giving any person other than the Company and the Investors, any right, remedy or claim under this Agreement.  In furtherance and not in limitation of the foregoing this agreement does not give any right or benefit to any stockholder of the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HEALTHGATE DATA CORP.

	By:	/s/ William S. Reece
Name: William S. Reece
Title: Chairman and Chief Executive Officer

INVESTORS:

/s/ Harry R. Jacobson
Harry R. Jacobson (individually)

A.M. PAPPAS LIFE SCIENCE VENTURES I, L.P.

	By:	AMP&A Management, LLC, its general partner

		By:	/s/ Ford S. Worthy
		Name:	Ford S. Worthy
		Title:	Senior Vice President

SOLIDUS COMPANY

	By:	/s/ E. Townes Duncan
		Name:	E. Townes Duncan
		Title:	President

SOLIDUS PARTNERS, L.P.

	By:	/s/ E. Townes Duncan
		Name:	E. Townes Duncan
		Title:	General Partner

VANDERBILT UNIVERSITY

	By:	/s/ William T. Spitz
		Name:	William T. Spitz
		Title:	Vice Chancellor

Signature Page to Stock Purchase Agreement